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                             DRINKER BIDDLE & REATH
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757

                                October 17, 1996

The Galaxy Fund
4400 Computer Drive
Westboro, MA 01581

         Re:  The Galaxy Fund
              Registration No. 33-4806

Ladies and Gentlemen:

                  We have acted as counsel to The Galaxy Fund ("Galaxy"), a Massachusetts business trust, in connection with the registration under the Securities Act of 1933 of 173,914,870 shares of beneficial interest in its portfolios, $.001 par value (the "Shares"). The Shares are being registered pursuant to Section 24(e) of the Investment Company Act of 1940 and Rule 24e-2 thereunder by Post-Effective Amendment No. 28 to the Registration Statement of Galaxy on Form N-1A. Galaxy is authorized to issue an unlimited number of units of beneficial interest in each of its authorized classes of Shares. Each class represents interests in a separate portfolio of invested assets.

                  We have reviewed Galaxy's Declaration of Trust, as amended, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary. We have relied on an opinion of Ropes & Gray, special Massachusetts counsel to Galaxy, insofar as our opinion below relates to matters arising under the laws of the Commonwealth of Massachusetts.

                  This opinion is based exclusively on the law of the Commonwealth of Massachusetts and the federal law of the United States of America.

                  Based on the foregoing, we are of the opinion that the Shares will be, when issued against payment therefor as described in Galaxy's prospectuses relating to the respective portfolios,
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The Galaxy Fund
October 17, 1996
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interests in which are represented by the Shares, validly issued, fully paid and non-assessable by Galaxy.

                  Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of Galaxy or the Trustees relating to Galaxy or any class of shares of beneficial interest of Galaxy. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of Galaxy's Registration Statement on Form N-1A.

                                       Very truly yours,

                                       /s/ Drinker Biddle & Reath

                                       DRINKER BIDDLE & REATH